UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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White Mountains Insurance Group, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2007

Annual General Meeting

of Members and

Proxy Statement

White Mountains Insurance Group, Ltd. (the “Company” or the “Registrant”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries and affiliates. Within this report, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains’ property and casualty insurance and reinsurance operations principally include: (1) OneBeacon Insurance Group, Ltd. (“OneBeacon”), a 72%-owned Bermuda-based company which, through its U.S.-based subsidiaries, offers a wide range of specialty, personal and commercial products and services sold primarily through select independent agents and brokers; (2) White Mountains Re Group, Ltd. (“White Mountains Re”), a wholly-owned Bermuda-based company which, through its principal reinsurance subsidiaries, Folksamerica Reinsurance Company (“Folksamerica Re”) and Sirius International Insurance Corporation (“Sirius International”), offers reinsurance capacity for property, liability, accident & health, aviation and certain marine exposures on a worldwide basis, and (3) Esurance Holdings Ltd. (“Esurance”), a wholly-owned Bermuda-based company which, through its U.S.-based subsidiaries, sells personal auto insurance directly to customers online and through select online agents. White Mountains’ invested assets are managed by White Mountains Advisors LLC (“WM Advisors”), the Company’s wholly-owned investment management subsidiary.

The 2007 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
NOTICE OF 2007 ANNUAL GENERAL MEETING OF MEMBERS
TO BE HELD MAY 24, 2007

March [29,] 2007

Notice is hereby given that the 2007 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 24, 2007, at 12:00 noon Atlantic Time at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. At this meeting you will be asked to consider and vote upon the following proposals:

1)                                      to elect four of the Company’s directors to Class I with a term ending in 2010 and one director to Class II with a term ending in 2008,

2)                                      to elect the Board of Directors of Sirius International, a wholly-owned reinsurance company organised under the laws of Sweden,

3)                                      to elect the Boards of Directors of Fund American Reinsurance Company, Ltd. (“Fund American Re”) and Scandinavian Reinsurance Company Ltd. (“Scandinavian Re”), each wholly-owned reinsurance companies organised under the laws of Bermuda,

4)                                      to elect the Board of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a wholly-owned reinsurance company organised under the laws of Bermuda,

5)                                      to elect the Board of Directors of Galileo Weather Risk Management Ltd. (“Galileo”), a wholly-owned reinsurance company organised under the laws of Bermuda,

6)                                      to elect the Board of Directors of any new non-United States operating subsidiary, as designated by the Company’s Board of Directors,

7)                                      to approve an amendment to the Company’s Bye-Law 77 involving the appointment and removal of the boards of directors of certain designated subsidiaries of the Company, and

8)                                      to approve the appointment of PricewaterhouseCoopers LLP (“PWC”) as the Company’s Independent Registered Public Accounting Firm for 2007.

The Company’s audited financial statements for the year ended December 31, 2006, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Members of record of common shares on the record date, Monday, March 26, 2007, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) which are corporations or other entities, may have their duly authorised representative attend and vote at the meeting in person or by proxy. A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 2, 2007 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

All Members are invited to attend this meeting.

By Order of the Board of Directors,

Dennis P. Beaulieu
Corporate Secretary

Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 8069, Edison, New Jersey, 08818-8069, in the envelope provided, whether or not they expect to attend the meeting. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting their shares by telephone or over the internet.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2007 Annual General Meeting of Members (the “2007 Annual Meeting”), to be held on Thursday, May 24, 2007 at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about April 2, 2007.

Holders of the Company’s common shares (“Members”), par value $1.00 per share, as of the close of business on Monday, March 26, 2007, the record date, are entitled to vote at the meeting.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting by telephone or over the internet. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 34). Every Member entitled to vote has the right to do so either in person or by one or more persons authorised by a written proxy executed by such Member and filed with the Corporate Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”). Each Class serves a three-year term.

At the 2007 Annual Meeting, Messrs. Berkowitz, Davis and Smith and Ms. Holiday are nominated to be elected to Class I with a term ending in 2010 and Mr. Barrette is nominated to be elected to Class II with a term ending in 2008. The Board recommends a vote FOR Proposal 1 which calls for the election of the 2007 nominees.

The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since
Class I - Term ending in 2007 *
Bruce R. Berkowitz	48	2004
Morgan W. Davis	56	2006
Edith E. Holiday	55	2004
Lowndes A. Smith	67	2003
Class II - Term ending in 2008
Raymond Barrette, Chairman **	56	2006
George J. Gillespie, III	76	1986
John D. Gillespie	48	1999
Class III - Term ending in 2009
Howard L. Clark, Jr.	63	1986
Robert P. Cochran	57	1994
A. Michael Frinquelli	65	2005
Allan L. Waters	49	2005

*                   Nominated to be elected at the 2007 Annual Meeting to Class I with a term ending in 2010.

**            Nominated to be elected at the 2007 Annual Meeting to Class II with a term ending in 2008.

Mr. John J. (“Jack”) Byrne, formerly the Company’s Chairman and a Class II director, retired from the Board in January 2007 and Mr. Steven E. Fass, formerly the Company’s CEO and a Class I director, retired from the Board in March 2007.

Of the nominees for election at the 2007 Annual Meeting, Messrs. Berkowitz and Smith and Ms. Holiday were previously elected by Members and Messrs. Barrette and Davis were recommended to the Nominating and Governance Committee for their consideration in appointing such individuals to the Board by Mr. Byrne, while he was Chairman.

The following information presents the principal occupation, business experience, recent business activities involving White Mountains and other affiliations of the current directors:

Class I - Term Ending in 2007

Bruce R. Berkowitz has been a director of the Company since 2004. Mr. Berkowitz is the founder and Managing Member of Fairholme Capital Management, L.L.C. (“Fairholme”), a registered investment adviser, and is President and Director of Fairholme Funds, Inc. Prior to founding Fairholme in 1997, Mr. Berkowitz was a portfolio manager at Smith Barney, Inc. and Lehman Brothers Holdings, Inc. Mr. Berkowitz also serves as a director of Winthrop Realty Trust and TAL International Group, Inc.

Morgan W. Davis was appointed as a director in November 2006. Mr. Davis serves as a director and President of American Centennial Insurance Company (“ACIC”), a wholly-owned subsidiary of the Company. Mr. Davis was formerly a Managing Director of OneBeacon from 2001 to 2005 and served in a variety of capacities for White Mountains from 1994 to 2001. Prior to joining the Company in 1994, Mr. Davis had 21 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company and INA/Cigna. Mr. Davis also serves as a director of OneBeacon, Esurance and Montpelier Re Holdings, Ltd.

Edith E. Holiday has been a director of the Company since 2004. Ms. Holiday has served as Operating Trustee for TWE Holdings I and II Trusts since 2002. Ms. Holiday formerly served as Assistant to the President of the United States and Secretary of the Cabinet from 1990 to 1993 and as General Counsel to the United States Treasury Department from 1989 to 1990. She is also a director of Hess Corporation, Canadian National Railway Company, H. J. Heinz Company and RTI International Metals, Inc. and is a director or trustee of 41 investment companies in the Franklin Templeton Group of Mutual Funds.

Lowndes A. Smith has been a director of the Company since 2003. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) and President and CEO of Hartford Life Insurance Company. He joined The Hartford in 1968. Mr. Smith also serves as Chairman of OneBeacon and is a director of 85 investment companies in the mutual funds of The Hartford.

Class II - Term Ending in 2008

Raymond Barrette has served as Chairman and CEO of the Company since January 2007. He served as a director of the Company from 2000 to 2005 and was re-appointed as a director in August 2006. Mr. Barrette previously served as President and CEO of the Company from 2003 to 2005, as CEO of OneBeacon from 2001 to 2002, as President of the Company from 2000 to 2001 and as Executive Vice President and Chief Financial Officer of the Company from 1997 to 2000. Prior to joining the Company in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company. Mr. Barrette is also Chairman of White Mountains Re and Esurance.

George J. Gillespie, III has been a director of the Company since 1986 and served as the Company’s Chairman from 2003 to May 2006. Mr. Gillespie serves as Special Counsel to the law firm of Cravath, Swaine & Moore LLP (“CS&M”) and was a partner of CS&M from 1963 to 2005. He is also a director of The Washington Post Company. Mr. Gillespie’s son, John Gillespie, is also a director of the Company. See “Transactions With Related Persons, Promoters and Certain Control Persons.”

John D. Gillespie has been a director of the Company since 1999. Mr. Gillespie is the founder and Managing Member of Prospector Partners, LLC (“Prospector”). Mr. Gillespie served as Chairman and President of WM Advisors from 2003 to 2005 and as a Managing Director of OneBeacon from 2001 to 2003. Prior to forming Prospector, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie also serves as a director of Symetra Financial Corporation (“Symetra”). Mr. Gillespie’s father, George Gillespie, is also a director of the Company. See “Transactions With Related Persons, Promoters and Certain Control Persons.”

Class III - Term Ending in 2009

Howard L. Clark, Jr. was a director of the Company from 1986 to 1990, and was an advisor to the Board from 1990 to 1993 when he was re-elected as a director. Mr. Clark has served as Vice Chairman of Lehman Brothers, Inc. (“Lehman”) since 1993 and served as Chairman and CEO of Shearson Lehman Brothers Inc. from 1990 to 1993. Prior to joining Shearson Lehman Brothers Inc., Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company. He is also a director of Lehman Brothers, United Rentals, Inc., Walter Industries, Inc. and Mueller Water Products, Inc. See “Transactions With Related Persons, Promoters and Certain Control Persons.”

Robert P. Cochran has been a director of the Company since 1994 and serves as its Deputy Chairman. Mr. Cochran is a founding principal of Financial Security Assurance Holdings Ltd. (“FSA”) and has served as FSA’s CEO since 1990 and as its Chairman and CEO since 1997. He is also Chairman of Financial Security Assurance Inc. and Financial Security Assurance (U.K.) Ltd. See “Transactions With Related Persons, Promoters and Certain Control Persons.”

A. Michael Frinquelli has been a director of the Company since June 2005. Mr. Frinquelli is co-founder and Manager of Renaissance Fund Advisors Inc. Until 2004, Mr. Frinquelli was a general partner of Renaissance Executive Partners, which he co-founded in April 1997. Prior to that, he was a managing director at Merrill Lynch and a managing director at Salomon Brothers. Mr. Frinquelli is also a director of Primus Financial Products Inc.

Allan L. Waters was appointed President and CEO of White Mountains Re in March 2007. He served as a director of the Company from 2003 to 2004 and was re-elected a director in November 2005. Mr. Waters is the founder and Managing Member of Mulherrin Capital Advisors, LLC, which he managed from 1998 to 2007. Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of the Company from 1993 to 1998, as Vice President and Controller from 1990 to 1993, as Vice President of Finance from 1987 to 1990 and as Assistant Vice President of Finance from 1985 to 1987. Mr. Waters is also a director of OneBeacon.

CORPORATE GOVERNANCE

Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company’s Members. The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2006.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at www.whitemountains.com. These documents are available in print free of charge to any Member upon request.

The Board

The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management. The primary responsibility of the Board is to oversee and review management’s performance of these functions in order to advance the long-term interests of the Company and its Members.

In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors. However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

At each meeting of the Board, non-management directors meet in separate executive session without Company management present. Previously, the Chairman of the Board presided over the meetings. Following Jack Byrne’s retirement, Mr. Clark, the Deputy Chairman of the Board presides over these meetings.

Director Independence

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Those directors determined to be independent are Mr. Berkowitz, Mr. Clark, Mr. Cochran, Mr. Frinquelli, Ms. Holiday and Mr. Smith. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no relationships (other than being directors or shareholders) with Mr. Berkowitz, Mr. Frinquelli, Ms. Holiday and Mr. Smith. The Board notes relationships with Messrs. Clark and Cochran, as disclosed herein under “Transactions with Related Persons, Promoters and Certain Control Persons”, that it concluded are immaterial and do not impair their independence. In making its independence determinations, the Board considered all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independentminded directors. Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive. The Board concluded that Messrs. Clark and Cochran’s relationships do not impair their ability to remain independent.

Board Meetings and Committees; Annual Meeting Attendance

During 2006, the following meetings of the Board were held: five meetings of the full Board, eleven meetings of the Audit Committee, eight meetings of the Compensation Committee and four meetings of the Nominating and Governance Committee. During 2006, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).

Directors are encouraged, but are not required, to attend annual meetings. All of the Company’s directors at the time were in attendance at the 2006 Annual General Meeting, which was held on May 25, 2006.

Committees of the Board

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters and (4) oversee the evaluation of the Board and management.

The Nominating and Governance Committee is currently comprised of Messrs. Clark (as Chairman), Cochran and Frinquelli. The Board has determined that each current member of the Nominating and Governance Committee satisfies applicable NYSE requirements.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.whitemountains.com. The Nominating and Governance Committee Charter is available in print free of charge to any Member upon request.

General Criteria and Process for Selection of Director Candidates. In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors. Under its charter, the committee is responsible for determining desired Board skills and attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business or industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company’s Corporate Governance Guidelines and its Charter, the committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Members. The Company has not adopted a specific policy regarding consideration of director candidates from Members. Members who wish to recommend candidates for consideration by the committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement. The committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting. In addition, Members may nominate director candidates for election without consideration by the committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates. Member proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to the Company’s 2008 Annual Meeting of Members pursuant to Rule 14a-8 promulgated under the Exchange Act if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received timely by the Corporate Secretary as outlined below.

Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a “Qualified Member”). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission (the “SEC”) had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist Board oversight of: the integrity of the Company’s financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof, and (4) prepare the Audit Committee Report (which appears on page 29).

The Audit Committee is currently comprised of Mr. Smith (as Chairman), Mr. Berkowitz and Ms. Holiday. The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC. Mr. Waters served on the Audit Committee from May 2006 through March 2007.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com. The Audit Committee Charter is available in print free of charge to any Member upon request.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s (and, to the extent the Compensation Committee deems appropriate, the major subsidiaries of the Company) compensation plans, in particular the incentive compensation and equity-based plans and (4) reviews and discusses the Compensation Discussion and Analysis with management and prepares the Compensation Committee Report (which appears on page 18).

The Compensation Committee is currently comprised of Messrs. Cochran (as Chairman), Berkowitz, Frinquelli and Smith. The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.whitemountains.com. The Compensation Committee Charter is available in print free of charge to any Member upon request.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of White Mountains. The Board notes a relationship with Mr. Cochran, as disclosed herein under “Transactions with Related Persons, Promoters and Certain Control Persons”, that it concluded is immaterial and does not impair his independence as a director or as a member of the Compensation Committee.

Shareholder Communications

Members, employees and others interested in communicating directly with the Board, any of the Board’s committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 34).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of March 26, 2007 there were [10,833,788] common shares outstanding. Members of record of common shares shall be entitled to one vote per common share, provided that if and so long as the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)                                  all common shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)                                  all common shares directly, indirectly or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Member which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors. “Byrne Entity” means Mr. Byrne and any foundation or trust established by any associate or affiliate of him (or any group of which he is a part), as defined under Section 13(d) of the Exchange Act.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions. Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March [26,] 2007, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

Franklin Mutual Advisers, LLC 101 JFK Parkway, Short Hills, NJ 07078 (a)	1,967,062		18.2%
Berkshire Hathaway Inc. (“Berkshire”) 1440 Kiewit Plaza, Omaha, NE 68131	1,724,200		15.9%
Neuberger Berman, LLC 605 Third Avenue, New York, NY 10158 (b)	804,460		7.4%
Raymond Barrette 80 South Main Street, Hanover, NH 03755 (c)	784,428	(e)	7.2%
Jack Byrne P.O. Box 599, Etna, NH 03750 (d)	743,903	(e)	6.9%

(a)             Franklin Mutual Advisers, LLC (“Franklin”) has advised the Company that the common shares it is reported to beneficially own were acquired for investment purposes on behalf of client investment advisory accounts.

(b)            Neuberger Berman, LLC has advised the Company that the common shares it is reported to beneficially own were acquired for investment purposes on behalf of client investment advisory accounts.

(c)             Mr. Barrette has, or shares with his spouse, dispositive power over a total of 26,321 common shares of which 1,529 common shares are owned by a charitable organization in which Mr. Barrette has no pecuniary interest. Mr. Barrette has, or shares with his spouse, voting power over a total of 784,428 common shares consisting of: (i) the 26,321 common shares described above, (ii) 708,107 common shares for which full proxy to vote was granted to Mr. Barrette in January 2007 by Mr. Byrne - see note (d) below; and (iii) 50,000 unvested restricted common shares granted to Mr. Barrette by the Company in January 2007.

(d)            Mr. Byrne has, or shares with his spouse, dispositive power over a total of 743,903 common shares of which 31,471 common shares are owned by trusts and charitable foundations in which Mr. Byrne has no pecuniary interest. On January 22, 2007, Mr. Byrne and his spouse irrevocably granted full proxy to vote 708,107 of the 784,428 common shares reported above to Raymond Barrette until the earlier of (i) January 1, 2012 or (ii) the death of Jack Byrne. See note (c) above.

(e)             Includes 708,107 common shares over which Mr. Barrette has voting power and Mr. Byrne has dispositve power. See notes (c) and (d) above.

Security Ownership of Management

The following table sets forth, as of March [26], 2007, beneficial ownership of common shares by each director, the Named Executive Officers and all other executive officers as a group:

	Amount of Ownership
Name of Beneficial Owner	Beneficially (a)		Economically (b)
Raymond Barrette	784,428	(c)	1,005,253
Bruce R. Berkowitz	15,574	(d)	15,574
Charles B. Chokel	609		7,149
Howard L. Clark, Jr.	1,000		1,000
Robert P. Cochran	25,000		25,000
Morgan W. Davis	20,712		26,973
Steven E. Fass	15,889		34,460
David T. Foy	3,000		22,350
A. Michael Frinquelli	400		400
George J. Gillespie, III	1,000		1,000
John D. Gillespie	51,691	(e)	54,989
Edith E. Holiday	200		200
Robert R. Lusardi	5		19,355
T. Michael Miller	5		5
Lowndes A. Smith	1,000		1,000
Allan L. Waters	1,292	(f)	3,792
All directors, Named Executive Officers and all other executive officers as a group (20 persons)	923,924		1,237,446

(a)             The common shares shown as beneficially owned by Mr. Barrette and all directors, Named Executive Officers and all other executive officers as a group represent 7.2% and 8.5% of the total common shares outstanding at March 26, 2007, respectively. No other director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date. Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) of the Exchange Act. To the Company’s knowledge, no common shares shown as beneficially owned above have been pledged as security.

(b)            Common shares shown as economically owned include common shares beneficially owned, target unearned performance share and phantom performance share awards, unvested stock option awards and deferred compensation phantom share balances.

(c)             Mr. Barrette has, or shares with his spouse, dispositive power over a total of 26,321 common shares of which 1,529 common shares are owned by a charitable organization in which Mr. Barrette has no pecuniary interest. Mr. Barrette has, or shares with his spouse, voting power over a total of 784,428 common shares consisting of: (i) the 26,321 common shares described above, (ii) 708,107 common shares for which full proxy to vote was granted to Mr. Barrette in January 2007 by Mr. Byrne - see “Security Ownership of Certain Beneficial Owners”; and (iii) 50,000 unvested restricted common shares granted to Mr. Barrette by the Company in January 2007.

(d)            Includes 7,074 common shares owned by East Lane L.L.C., 7,000 common shares owned by The Fairholme Fund and 1,500 common shares owned by Fairholme Ventures II, LLC. Mr. Berkowitz is the Managing Member of East Lane L.L.C., Managing Member of the Investment Adviser to The Fairholme Fund and Managing Member of the Managing Member of Fairholme Ventures II, LLC. Mr. Berkowitz disclaims beneficial ownership of the common shares owned by The Fairholme Fund and Fairholme Ventures II, LLC except to the extent of his pecuniary interest in such entities.

(e)             Includes 50,000 common shares owned by various funds of Prospector in which Mr. Gillespie is either general manager or investment manager. Mr. Gillespie disclaims beneficial ownership of such common shares except to the extent of his pecuniary interest in such funds.

(f)               Includes 120 common shares held in trusts for the benefit of Mr. Waters’ minor children that are voted and controlled by a third party. Mr. Waters has no pecuniary interest in such common shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Our executive compensation policies are designed with one goal in mind, maximization of shareholder value over long periods of time. We believe that this goal is best pursued by utilising a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders. We accomplish this by emphasizing highly variable long-term compensation that is contingent on performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits). To that end, the Compensation Committee has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by other property and casualty (re)insurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.

We design our long-term incentive compensation programs to share with management on average roughly 15% of the value added above a risk-free return on our shareholders equity. We have utilised this targeted sharing percentage for many years. We take this approach because producing a rate of return equal to a risk free rate does not add value to the heavy capital owners put in the business—our shareholders would be better off putting their money in the bank and avoiding entirely the risk of owning a portion of a business. We share 15% because we compete for talent and deals where such sharing is common.

We have generally structured our long-term incentive compensation as performance shares and performance units. At our parent company (including for our Named Executive Officers at the parent company), long-term compensation is typically in the form of performance shares whose value is equal to the market value our common shares. Performance shares reward company-wide performance as their level of payout, which can be from 0x to 2x the number initially granted, is tied to our after-tax growth in intrinsic business value per share. At our operating subsidiaries such as OneBeacon, White Mountains Re, and Esurance (including for our Named Executive Officers at operating subsidiaries), long-term incentive compensation is typically in the form of performance units whose value is derived from the performance of the particular operating group. Performance units reward the performance of the particular operating group as their level of payout, which can be from 0x to 2x the number initially granted, is tied to those elements of performance for which the operating group’s management has primary responsibility. As an example, because the parent company keeps responsibility for investing the assets of our operating subsidiaries, in calculating performance the operating subsidiaries are credited with a “standard” return on their investible assets. In addition, for the most senior operating group executives, including our Named Executive Officers at our wholly owned operating companies, in order to better align their interests with our shareholders, we typically denominate a portion of their long-term incentives in performance shares that reward company-wide performance.

To emphasize the variable nature of long-term compensation, we typically structure our performance shares and performance units to pay, based on performance, 0% to 200% of the shares or units initially granted with performance at target resulting in a 100% payout. Generally, we set our corporate performance target at 700 to 750 basis points above the risk-free rate, a level consistent with the risk premium that the market has historically demanded for investing in equities. However, in the current low interest rate environment (the yield on the 10-year treasury has been under 5% for several years), our Compensation Committee has set a floor on our growth in intrinsic business value per share target of 13% annually (currently about 825 basis points above the 10-year treasury yield). The minimum annual return, which results in a 0% payout, currently is 6%, while the maximum annual return, which results in a 200% payout, is 20%.

In order to test our beliefs about the variable nature of our plans, from time to time our Compensation Committee has had management review the public disclosure of other property and casualty (re)insurers about their compensation practices and assess the variability of their compensation programs based on poor (6%), target (13%) and superior (20%) levels of performance. The results of these reviews have supported the Committee’s view that our compensation programs are more variable than most other (re)insurers, have fewer fixed elements of compensation and perquisites and do not lead to sizable rewards for poor performance as can happen with long-term options granted with a fixed exercise price equal to the market price on the date of grant.

Our Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million. Our CEO annually presents the Compensation Committee with his evaluation of our executives, their individual performances, responsibilities and the contributions they made to the Company’s accomplishments over the past year as well as over the last long-term incentive plan cycle and his expectations for the future. In connection with this evaluation, the CEO presents the Compensation Committee with his recommendations for establishing the compensation for these executives for its consideration. The Compensation Committee assesses the performance, responsibilities and contributions of the CEO and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the Compensation Committee each year (typically the third week of February) following the availability of financial results for the prior year. This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle. Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

Following the OneBeacon initial public offering (the “OB IPO”) in November 2006, our Compensation Committee determined that it would fully delegate to the OneBeacon Compensation Committee authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers of the Company. Accordingly, compensation actions for OneBeacon personnel following the date of the OB IPO (including new annual and long-term incentives and approval of payouts on existing annual and long-term incentives) have been taken by the OneBeacon Compensation Committee.

Compensation for 2006

The principal elements of compensation for our executives are long-term incentive compensation, base salary, and annual incentive bonuses.

Long-Term Incentive Compensation

We provide long-term incentive opportunities to our executive officers, typically through awards of performance shares and performance units. We have occasionally issued stock options and restricted common shares (“Restricted Shares”).

Performance shares become payable at the conclusion of a performance cycle (typically three years) if pre-defined financial targets are met. Based on the level of performance against target, the number of actual shares awarded can range from 0% to 200% of the number of target shares originally granted. Performance shares are typically paid in cash but can be paid in common shares if our Compensation Committee so determines. If paid in cash, they are valued based on the market value of our common shares at the time awards are paid.

Similarly, performance units become payable at the conclusion of a performance cycle (typically three years) if predefined financial targets are met. Based on the level of performance against target, the number of actual units awarded can range from 0% to 200% of the number of target units originally granted. The financial targets for performance units are pertinent to the particular business unit in which the units are used. Target performance is designed so that, if it is met, the performance of the operating group target will appropriately contribute to the Company achieving its company-wide target growth in intrinsic business value per share. Performance units typically grow from their initial value at a rate tied to a financial measure that reflects the elements of performance for which the particular operating group management team is primarily responsible (e.g., at OneBeacon, units have grown in value by the underwriting return on capital, a measure similar to return on equity, but that we define as the GAAP underwriting income plus “standard” investment income (i.e., the return generated by the yield on the 10-year treasury plus 100 basis points on deployed capital plus actual insurance float) divided by deployed capital).

Incentive stock options of the Company (“Incentive Options”) were awarded in 2000 to a small number of employees, including Mr. Fass. These incentive stock options vest over a ten year period and contain a performance hurdle (their strike price escalates 6% annually). In addition, non-qualified stock options of OneBeacon (“OneBeacon Options”) were awarded in 2006 to certain OneBeacon employees, including OneBeacon’s CEO. These non-qualified stock options vest over a five year period and contain a performance hurdle (their exercise price was set at 20% above the middle of the price range in OneBeacon’s preliminary prospectus).

Restricted Share awards have typically been used as inducement awards or to reward superior individual performance in special circumstances. These awards typically vest so long as the recipient remains employed by the Company for a designated period of time. We granted no Restricted Shares in 2006.

CEO Compensation. As a guideline, the Compensation Committee previously set an annual incentive compensation grant level of $5 million as its target for the Company’s CEO. Other executives are scaled down from that level based on the Committee’s judgment of appropriate compensation levels. For the performance cycle from 2006-2008, the Committee awarded our then-CEO, Steve Fass, 9,000 target performance shares, which had a grant date value of approximately $4.9 million, in line with the previously established guideline.

For the 2006-2008 cycle, we established as target performance, which would result in a payout of 100% of the target shares, 13% growth in intrinsic business value per share. Growth of 6% or less would result in a payout of 0% and growth of 20% or more would result in a payout of 200%. The targets are consistent with the Company’s philosophy described above.

In measuring growth in intrinsic business value per share, for many years the Committee has looked to our growth in economic value per share (which is weighted 50%), our growth in tangible book value per share (which is weighted 25%) and our growth in market value per share (which is weighted 25%), in each case including dividends. Economic value is calculated by starting with our GAAP book value, then adjusting our assets and liabilities to their underlying economic value (such as through the discounting of reserves).

Named Executive Officer Compensation. For the performance cycle from 2006-2008, we awarded our Named Executive Officers (other than the CEO) 19,800 performance shares and 10,000 subsidiary performance units. For each of our Named Executive Officers, their grants reflect levels that the Committee determined, based on the Committee’s general experience and the recommendation of the CEO, were appropriate to reflect each Named Executive Officer’s expected contribution to the Company. For each Named Executive Officer’s performance share grant, the performance targets are the same as those for the CEO.

For Michael Miller, CEO of OneBeacon, the Committee granted a portion of his 2006 long-term incentive compensation in OneBeacon performance units. As discussed above, the Company’s philosophy with respect to compensation of the senior officers of its operating subsidiaries is to tie a portion of the grant to the Company’s overall performance (performance shares) and a portion to the operating unit’s performance (performance units). The performance target for the OneBeacon performance units was the achievement of an average combined ratio of 96% over the performance period of 2006-2008. At a combined ratio of 90% or less, 200% of the units would be awarded, and at a combined ratio of 102% or more, no units would be awarded. The Committee established these goals based on the recommendation of the CEO and with the expectation that the achievement of the performance target would appropriately contribute to the Company’s achievement of its overall performance target. In addition, the choice of combined ratio as the target reflected that operating management of OneBeacon was responsible for the underwriting performance of the unit, and not its investments, tax planning or capital allocation, which remained the responsibility of the parent companies.

Following the OB IPO in November 2006, the Committee determined that, to avoid the appearance of a conflict of interest with the public shareholders of OneBeacon, the White Mountains performance share grants that remained outstanding at January 1, 2007 and that were held by OneBeacon employees, including Mr. Miller, would be canceled and instead the OneBeacon Compensation Committee would grant OneBeacon performance shares to those persons to cover those outstanding cycles. This action was ratified by the OneBeacon Compensation Committee.

In addition, in connection with the OB IPO, the Compensation Committee awarded to a broad group of OneBeacon executives, including Mr. Miller, OneBeacon Options with an exercise price of $30 per share, a price that was 20% above the middle of the price range included in OneBeacon’s preliminary prospectus. The OneBeacon Options vest in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant and have a term of 5.5 years. The Committee granted Mr. Miller 277,826 OneBeacon Options. The Committee made these option grants to incentivize management to maximize the OB IPO price and to serve as a retention mechanism for the management team.

Base Salary

We do not believe in paying our executive officers large guaranteed salaries. We currently have limited base salaries for our executive officers to no more than $400,000 annually, which is the salary that each of our Named Executive Officers receives.

Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers. Each Named Executive Officer participates in the annual bonus pool of their respective business unit. The annual bonus target for each of our Named Executive Officers is equal to 50% of their base salary and the aggregate bonus pool size for each business unit can range from 0% to 200% of target, depending upon performance. Individual bonuses can vary widely around the pool average based on individual performance and no cap (other than the size of the pool) applies to any single individual. Typically, the head of a business unit receives the average bonus percentage applicable to their business unit.

At our parent companies (including for our Named Executive Officers at the parent companies), we reward company-wide performance. For 2006, the performance required to achieve a bonus pool of 100% of target was set at 13% growth in intrinsic business value per share. For our operating subsidiaries (including for our Named Executive Officers at operating subsidiaries), we design our annual incentives to reward performance of the applicable subsidiary operating group. For more junior operating subsidiary executives, a portion of their annual incentives is tied to the performance of specific business units under their control. For OneBeacon, including for Mr. Miller, the primary performance objective required to achieve a bonus pool of 100% of target was the achievement of a combined ratio of 96%.

In addition, in 2006, the Committee approved a special 2006 bonus program for select managers at OneBeacon who had not participated in our long-term incentive programs for the 2001-2003 and 2002-2004 cycles, including Mr. Miller. The program was designed to reflect that the performance targets for the 2004-2006 performance unit cycle were set in a manner that could result in an inequitable sharing of the value created at OneBeacon with the parent company (i.e., a 96% combined ratio produced at OneBeacon would contribute at or above target results to the parent company, but would result in a value sharing with OneBeacon management of roughly 6% of the value added over the risk free return). As a result, the Committee approved the program, and the OneBeacon Compensation Committee approved a total of $3.1 million of payments to OneBeacon management under this program, including $400,815 to Mr. Miller.

2007 Chairman and CEO Inducement Grant

In January 2007, the Company hired Ray Barrette as its Chairman and CEO. To induce Mr. Barrette to re-join the Company and to incentivize him as an owner of the Company, he was granted (1) 200,000 seven-year options that vest in equal annual installments over five years and that have an initial exercise price of $650 per share that escalates each year by 5% less the annual regular dividend rate, (2) 35,000 Restricted Shares that vest in equal annual installments over five years, and (3) 15,000 Restricted Shares that vest in the event of a change in control of the Company within the next five years. On January 19, 2007, the last trading day prior to the Committee’s approval of these grants, the closing price of the Company’s common shares was $578.25.

The Committee arrived at the structure and value of this grant based on the Board’s desire that, with the retirement of Jack Byrne as Chairman of the Company and as a director, the Company secure Mr. Barrette’s services as Chairman and CEO for a substantial period of time. In negotiating with Mr. Barrette, the Committee sought to balance its desire to ensure that before Mr. Barrette is able to realize substantial value the Company’s owners will have first had the benefit of substantial share price gains, with Mr. Barrette’s requirement of a certain level of assured equity compensation. The Committee believes it struck this balance with the combination of options that will not be in the money unless the Company’s share price increases by more than 6.5% per year over the seven-year life of the options and the first tranche of Restricted Shares that vest in annual installments over five years. The second tranche of Restricted Shares, which was structured to vest in the event of a change in control within five years, was designed to replace the lost time value of Mr. Barrette’s options if a change of control were to occur in the first five years. If no change in control occurs within five years and the grant has not otherwise vested, this tranche of Restricted Shares will be cancelled. These grants are intended to be the only equity grants made to Mr. Barrette over the next seven years.

Other Elements of Compensation

Retirement Benefits

We have no active pension plans. Benefit accruals under all our qualified pension plans and all our supplemental pension plans were frozen for all employees in 2002.

Our Named Executive Officers may participate in our voluntary non-qualified deferred compensation plans whereby they may defer all or a portion of their compensation. Investment options in these plans are those available in our 401(k) plans, including White Mountains common shares, and Berkshire common shares. None of the investment options offered under these plans provides an above-market rate of interest.

Our employees may participate in our qualified 401(k) plans and eligible employees can participate in OneBeacon’s qualified employee stock ownership plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives. The primary perquisites include housing allowances in special circumstances and personal use of corporate aircraft.

During 2006 our then-CEO, Mr. Fass, received a monthly housing allowance of $12,000 associated with his 2004 relocation to Bermuda which was made at our request. This perquisite was discontinued for him in 2007. We believe that providing a housing allowance to offset the housing costs in Bermuda is a common perquisite in the reinsurance industry.

We allow our Named Executive Officers to use our corporate aircraft from time to time for personal reasons. The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the Named Executive Officer. For tax purposes, we comply with IRS regulations. We do not “gross-up” our Named Executive Officers for their taxes associated with personal use of our aircraft.

Our Named Executive Officers also participate in our other benefit plans on the same terms as our other employees. These plans include medical and health insurance, company paid life insurance (which is currently capped at $150,000 in coverage at our parent companies) and charitable gift matching.

Certain Board Fees

Our Named Executive Officers do not receive director fees for serving on the Company’s board of directors or for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries. However, those Named Executive Officers who serve on the boards of directors of other companies in which we have a minority interest may receive director fees. We consider those board fees when evaluating the compensation of our Named Executive Officers.

Employment and Severance Agreements; Change in Control

We have no long-term employment agreements with our Named Executive Officers although, from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company. The details of current arrangements have been disclosed within this Proxy

Statement under the caption “Potential Payments Upon Termination or Change in Control - Employment and Severance Agreements.”

At our parent company, severance benefits, if any, are determined by our Compensation Committee in its sole discretion. At our operating subsidiaries, our Named Executive Officers participate in the severance plans, if any, generally applicable at those companies.

While the Company has no employment or severance agreement with Mr. Barrette, pursuant to the terms of his stock option and Restricted Share grants that are discussed above under “2007 Chairman and CEO Inducement Grant”, if Mr. Barrette is terminated without cause, any of these grants that are outstanding but unvested at that time would vest in such circumstance.

We have no change in control agreements with our Named Executive Officers. Under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, Restricted Shares to become immediately vested and performance shares and performance units to become payable in full or in part. Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

As discussed above under “2007 Chairman and CEO Inducement Grant”, the stock option and Restricted Share grants made to Mr. Barrette include provisions pursuant to which such grants vest upon the occurrence of a change in control. While as described above the Company typically has “double-trigger” change in control provisions in its long-term incentive plans, the Committee determined that, in light of the design of Mr. Barrette’s grants (principally stock options with an escalating exercise price set initially well above the current market price) and as an inducement to Mr. Barrette, immediate vesting upon a change in control was appropriate.

Tax Considerations

As a Bermuda-domiciled company, we do not receive a tax deduction for compensation paid to employees of White Mountains Insurance Group, Ltd. and, accordingly, the limitation of Section 162(m) of the Internal Revenue Code does not impact compensation paid to our Named Executive Officers who are employees of White Mountains (such as our CEO and CFO). However, in the case of Named Executive Officers who are employees of subsidiaries that are organized in the United States (such as Messrs. Lusardi, Miller and Chokel), Section 162(m) would limit the deductibility of their compensation to $1,000,000 per individual to the extent that such compensation is not “performance-based” as defined in Section 162(m). The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the full deductibility of such compensation paid to these Named Executive Officers. However, in certain situations, the Compensation Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Committee’s judgment, structuring compensation in such manner better promotes the Company’s interests (such as with a grant of Restricted Shares).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

March [29,] 2007

Robert P. Cochran, Chairman

Bruce R. Berkowitz

A. Michael Frinquelli

Lowndes A. Smith

Summary Compensation Table

The following table presents compensation earned during 2006 by the Company’s CEO, CFO and its three most highly compensated executive officers other than the CEO and the CFO (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards (b) ($)	Option Awards (c) ($)	Non-Equity Incentive Plan Compen- sative (d) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (e) ($)	All Other Compen- sation (f) ($)	Total ($)
Steven E. Fass President and CEO	2006	400,000	200,000	7,355,730	15,498	1,258,579	72,697	237,200	9,539,704
David T. Foy Executive Vice President and CFO	2006	400,000	400,000	5,925,092	–	–	–	86,200	6,811,292
T. Michael Miller President and CEO of OneBeacon	2006	400,000	1,950,815	2,069,765	45,129	851,985	–	198,439	5,516,133
Robert R. Lusardi Executive Vice President of White Mountains Capital, Inc.	2006	400,000	400,000	3,317,471	–	–	–	44,166	4,161,637
Charles B. Chokel Executive Vice President and CFO of White Mountains Re	2006	400,000	400,000	3,096,511	–	–	–	13,200	3,909,711

(a)              Represents annual incentive bonuses earned for the year ended December 31, 2006. For 2006, Mr. Miller also earned a $500,000 sign-on bonus installment from his 2005 hiring, a $750,000 special bonus relating to the OB IPO, and a payment of $400,815 pursuant to a special 2006 OneBeacon bonus program.

(b)              Represents amounts recorded during 2006 as compensation expense under FAS 123(R) for outstanding performance share and Restricted Share awards without regard to estimated forfeitures. See “Outstanding Equity Awards at Fiscal Year End.”

(c)              Represents amounts recorded during 2006 as compensation expense under FAS 123(R) for outstanding option awards without regard to forfeitures. See “Outstanding Equity Awards at Fiscal Year End.”

(d)              Represents performance units earned for the 2004-2006 performance cycle. Performance units are incentive awards that are payable upon completion of pre-defined business goals, are settled in cash and do not fall within the scope of FAS 123(R).

(e)              Represents the aggregate change in the present value of Mr. Fass’ accumulated benefit under a tax-qualified defined benefit pension plan for 2006. See “Pension Benefits.”

(f)               Includes, where applicable, director fees and retainers earned from Symetra, a 24% owned unconsolidated affiliate, personal use of corporate aircraft (the value of which is based on White Mountains’ aggregate incremental operating cost) and other benefits. Mr. Fass’ other compensation includes a $12,000 monthly housing allowance associated with his relocation to Bermuda (which was made at the Company’s request), $80,000 in dividends received on Restricted Shares and $13,200 in employer matching contributions to a 401(k) plan. Mr. Foy’s other compensation includes $67,000 in Symetra director fees, $6,000 in dividends received on Restricted Shares and $13,200 in employer matching contributions to a 401(k) plan. Mr. Miller’s other compensation includes $97,261 for corporate provided housing (which includes $41,161 of related tax gross-up), $91,752 for personal use of corporate aircraft, $6,600 in employer matching contributions to a 401(k) plan and a $2,826 employer contribution to a qualified Employee Stock Ownership Plan. Mr. Lusardi’s other compensation includes $28,000 in Symetra director fees, $3,474 for personal use of corporate aircraft and $12,692 in employer matching contributions to a 401(k) plan. Mr. Chokel’s other compensation consists of $13,200 in employer matching contributions to a 401(k) plan.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards made, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers during 2006.

			Non- Equity	Estimated Future Payouts Under Non-Equity Incentive Plan Award (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Type of Award	Incentive Plan Awards (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying Options (c) (#)	Option Awards ($/sh)	and Option Awards (d) ($)
Steven E. Fass	2/22/06	WTM Performance Shares	–	–	–	–	0	9,000	18,000	–	–	4,831,920
David T. Foy	2/22/06	WTM Performance Shares	–	–	–	–	0	6,850	13,700	–	–	3,677,628
T. Michael Miller	2/22/06	WTM Performance Shares	–	–	–	–	0	3,300	6,600	–	–	1,771,704
	2/22/06	OneBeacon Performance Units	10,560	0	1,446,720	3,616,800	–	–	–	–	–	–
	10/18/06	OneBeacon Non-Qualified Options	–	–	–	–	–	–	–	277,826	30.00	1,353,867
Robert. R. Lusardi	2/22/06	WTM Performance Shares	–	–	–	–	0	6,850	13,700	–	–	3,677,628
Charles B. Chokel	2/22/06	WTM Performance Shares	–	–	–	–	0	2,800	5,600	–	–	1,503,264

(a)              On February 22, 2006, Mr. Miller was granted 10,560 OneBeacon performance units for the 2006-2008 performance cycle. Each unit is initially valued at $100 (or $1,056,000 in total) and compounds in value by OneBeacon’s after-tax underwriting return on capital achieved during the performance period. Target performance is an adjusted GAAP combined ratio of 96%. At an adjusted GAAP combined ratio of 102% or more (Threshold) the percentage of performance units payable will be 0% and at an adjusted GAAP combined ratio of 90% or less (Maximum) the percentage of performance units payable will be 200% of target.

(b)              On February 22, 2006, each of the Named Executive Officers were granted WTM performance shares for the 2006-2008 performance cycle. Target performance, which would result in a payout of 100% of the target shares, is growth in intrinsic business value per share of 13%. Growth of 6% or less (Threshold) would result in a payout of 0% and growth of 20% or more (Maximum) would result in a payout of 200%.

(c)              On October 18, 2006, Mr. Miller was granted 277,826 OneBeacon Options under the OneBeacon Long-Term Incentive Plan (the “OB Incentive Plan”). The OneBeacon Option grant was made in connection with OB’s IPO and was contingent on the occurrence of the OB IPO. The exercise price of the OneBeacon Options was set at 20% above the middle of the price range in OB IPO preliminary prospectus. The OneBeacon Options vest in equal installments on each of the third, fourth and fifth anniversaries of the date of the OB IPO and their term is 66 months.

(d)              Represents the grant date fair value of the performance shares and OneBeacon Options awarded during 2006, as determined in accordance with FAS 123(R) without regard to forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table presents outstanding equity awards made, except as otherwise noted, under the WTM Incentive Plan to the Named Executive Officers as of December 31, 2006.

		Option Awards (a) (b)					Stock Awards (c) (d) (e)
Name	Type of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Steven E. Fass	WTM Performance Shares	–	–	–	–	–	–	–	14,000	(f)	11,762,429
	WTM Restricted Shares	–	–	–	–	–	10,000	5,585,500	–		–
	WTM Incentive Options	6,300	2,700	–	158.21	2/28/10	–	–	–		–
David T. Foy	WTM Performance Shares	–	–	–	–	–	–	–	12,850		10,796,229
T. Michael Miller	WTM Performance Shares	–	–	–	–	–	–	–	6,300	(g)	5,293,093
	OneBeacon Non-Qualified Options	–	277,826	–	30.00	5/9/12	–	–	–		–
Robert. R. Lusardi	WTM Performance Shares	–	–	–	–	–	–	–	12,850		10,796,229
Charles B. Chokel	WTM Performance Shares	–	–	–	–	–	–	–	5,300		4,452,920

(a)              As of December 31, 2006, Mr. Fass’ had 9,000 Incentive Options to acquire the Company’s common shares which were awarded to him on February 28, 2000. The Incentive Options were issued at an exercise price equal to the market price of the Company’s common shares on the date of grant and the exercise price escalates by 6% per annum over the life of the instrument. Mr. Fass’ 2,700 unvested Incentive Options outstanding at December 31, 2006 were cancelled on March 2, 2007 upon his retirement.

(b)              As of December 31, 2006, Mr. Miller had 277,826 OneBeacon Options outstanding which were awarded to him on October 18, 2006 under the OB Incentive Plan. See “Grants of Plan-Based Awards.”

(c)              Other stock awards not yet vested at December 31, 2006 represent 10,000 WTM Restricted Shares awarded to Mr. Fass in February 2004. The Restricted Shares vest over a fixed term based on continuous service by the employee throughout such term. Mr. Fass’ Restricted Shares fully vested on February 25, 2007.

(d)              Equity incentive plan awards not yet vested at December 31, 2006 include: (i) WTM performance shares awarded for the 2005-2007 performance cycle to Mr. Fass (5,000 target performance shares), Mr. Foy (6,000 target performance shares), Mr. Miller (3,000 target performance shares), Mr. Lusardi (6,000 target performance shares) and Mr. Chokel (2,500 target performance shares), and (ii) performance shares awarded for the 2006-2008 performance cycle to Mr. Fass (9,000 target performance shares), Mr. Foy (6,850 target performance shares), Mr. Miller (3,300 target performance shares), Mr. Lusardi (6,850 target performance shares) and Mr. Chokel (2,800 target performance shares). Payout values are based on an estimated payout of 145% of target, an amount equal to the performance achieved for the 2004-2006 performance cycle.

(e)              Excludes performance shares awarded for the 2004-2006 performance cycle which became fully vested at December 31, 2006 and were paid in March 2007. See “Option Exercises and Stock Vested” below. Also excludes non-equity incentive plan awards outstanding for Messrs. Fass and Miller that do not fall within the scope of FAS 123(R), and are therefore excluded from the table above, include 1,400 White Mountains Re performance units for the 2005-2007 performance cycle for Mr. Fass and 10,560 OneBeacon performance units for each of the 2005-2007 and the 2006-2008 performance cycles for Mr. Miller.

(f)               Mr. Fass’ 14,000 performance shares outstanding at December 31, 2006 were cancelled on March 2, 2007 upon his retirement.

(g)              On February 20, 2007, Mr. Miller’s outstanding WTM performance share grants were canceled and replaced, by OneBeacon’s Compensation Committee, with OneBeacon performance shares of equivalent value to cover those outstanding cycles.

Option Exercises and Stock Vested

The following table presents stock awards vesting in 2006 for each of the Named Executive Officers. No option awards were exercised by the Named Executive Officers during 2006.

	Stock Awards
Name	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven E. Fass	WTM Performance Shares	(a)	8,700	4,972,572
David T. Foy	WTM Performance Shares	(a)	11,600	6,630,096
	WTM Restricted Shares	(b)	3,000	1,783,500
T. Michael Miller	WTM Performance Shares	(a)	1,740	994,514
Robert. R. Lusardi	WTM Performance Shares	(a)	–	–
Charles B. Chokel	WTM Performance Shares	(a)	7,250	4,143,810

(a)             Represents 6,000, 8,000, 1,200 and 5,000 target WTM performance shares awarded for the 2004-2006 performance cycle to Messrs. Fass, Foy, Miller and Chokel, respectively, which became fully vested on December 31, 2006 at 145% of target. Values realized on vesting were determined based on the closing market value of common shares of $571.56 on February 21, 2007, the date the awards were determined by the Compensation Committee.

(b)            Represent 3,000 WTM Restricted Shares awarded to Mr. Foy in April 2003 which fully vested on April 1, 2006.

Pension Benefits

The following table presents the present value of accumulated benefits payable as of December 31, 2006 under The OneBeacon Pension Plan to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name (a)	Number of Years Credited Service (#) (b)	Present Value of Accumulated Benefit ($) (c)	Payments During Last Fiscal Year ($)
Steven E. Fass	OneBeacon Pension Plan	23.0	635,135	–
David T. Foy	–	–	–	–
T. Michael Miller	–	–	–	–
Robert. R. Lusardi	–	–	–	–
Charles B. Chokel	–	–	–	–

(a)             The OneBeacon Pension Plan, White Mountains’ only tax-qualified defined benefit pension plan, was frozen effective December 31, 2002. Since inception, several predecessor plans have been merged in to the OneBeacon Pension Plan including the Folksamerica Holding Company, Inc. Employees Retirement Plan (the “Folksamerica Pension Plan”). White Mountains has no related supplemental retirement plans. Messrs. Foy, Miller, Lusardi and Chokel are not entitled to receive pension benefits under the OneBeacon Pension Plan.

(b)            All of Mr. Fass’ years of service were earned under the Folksamerica Pension Plan. Due to the freeze, Mr. Fass’ number of years of credited service and average annual compensation remain the same as they were on December 31, 2002.

(c)             The annual benefit payable to Mr. Fass upon retirement at age 65 is $63,160, payable as a single life annuity with 120 months of guaranteed payments. On March 2, 2007, Mr. Fass retired prior to attaining age 65 so his annual benefit payable has been reduced to $41,355, payable as a single life annuity with 120 months of guaranteed payments. Alternatively, Mr. Fass may elect to receive a lump-sum payment of $633,076 or such other equivalent annuity form of payment.

Nonqualified Deferred Compensation

The following table presents the contributions, earnings, withdrawals and ending account balances for the Named Executive Officers under White Mountains’ various unfunded, nonqualified deferred compensation plans (the “Deferral Plans”) for 2006.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Steven E. Fass	1,905,906	–	873,463	14,188,621
David T. Foy	–	–	–
T. Michael Miller	–	–	–
Robert. R. Lusardi	300,000	–	32,144	332,144
Charles B. Chokel	–	–	6,896	154,655

(a)             Mr. Fass’ 2006 contribution represents the deferral of a portion of his 2005 incentive compensation (payable in March 2006) which was previously reported as compensation in the Company’s 2005 Summary Compensation Table. Mr. Lusardi’s 2006 contribution represents the deferral of a portion of his 2006 base salary which has been reported as compensation in the Company’s 2006 Summary Compensation Table.

(b)            White Mountains does not make contributions to the Deferral Plans.

(c)             The approximate annual rates of return earned on deferred balances during the year for Messrs. Fass, Lusardi and Chokel were 7%, 19% and 5%, respectively.

The Deferral Plans allow participants to voluntarily defer all or a portion of qualifying remuneration payable (consisting of base salary, annual bonus or long-term incentive compensation), which can be invested in various investment options available in our 401(k) plans, including the Company’s common shares. Participants may change investment options daily. None of the investment options offered under the Deferral Plans provide above-market rates of interest.

A payment date is designated with each deferral. Participants may select a payment date that is no sooner than the first anniversary of the date of deferral. A participant may elect, at the time a payment date is selected, to receive the payment in no more than 10 annual instalments. Payment dates cannot be accelerated (other than for a severe financial hardship).

Payments commence upon the earlier of the designated payment date, death, termination of service or a change in control of the Company. Payments commencing upon death or a change in control of the Company are paid as a single payment regardless of whether the participant chose to receive such payments in annual installments.

Individual account balances under the Deferral Plans are limited to no more than $50,000,000 unless otherwise approved by the Compensation Committee.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have no long-term employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company.

Pursuant to his April 2005 employment letter, Mr. Miller was provided, in addition to OneBeacon’s customary officer benefits, a sign-on bonus of $1,000,000 ($500,000 was paid in 2005 and $500,000 was paid in 2006) and a guaranteed annual bonus of no less than $200,000 for 2005, 2006 and 2007. Each installment of Mr. Miller’s sign-on bonus carries with it the obligation that he remain employed with OneBeacon for the next twelve months. Under certain circumstances until April 2007, if Mr. Miller’s employment with OneBeacon is terminated he is entitled to a separation payment equal to two years of salary.

Pursuant to his February 2005 employment letter, if Mr. Lusardi is terminated without cause prior to December 31, 2007, he is entitled to a separation payment equal to one year of salary and target bonus and the value of his unearned performance share awards outstanding as of the date of termination pro rated for time and performance and the provision of one year of continuing medical coverage.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, may result in unvested stock options becoming exercisable, Restricted Shares becoming vested and performance shares and performance units becoming payable in full or in part. Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2006.

Voluntary Termination of Employment

Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2006, their outstanding long-term incentive grants (other than vested stock options) would have been cancelled and they would not have been entitled to any payment in respect thereof.

Retirement

Had any of our Named Executive Officers retired on December 31, 2006, their outstanding long-term incentive grants (other than vested stock options) would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Death or Disability

Had any of our Named Executive Officers died or become disabled on December 31, 2006, they would have been entitled to vesting of a portion of their unvested stock options, full vesting of their Restricted Shares and pro rata vesting of their performance shares and performance units at target values. Under this scenario, Messrs. Fass, Foy, Miller, Lusardi and Chokel would have been entitled to receive $16,720,805, $8,276,192, $5,291,822, $3,640,752 and $4,403,668, respectively. These amounts value performance shares and performance units for the 2004 - 2006 performance cycle, which concluded on December 31, 2006, at target rather than at actual earned levels.

Change in Control

Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2006, our Named Executive Officers would have been entitled to full vesting of all their unvested stock options, full vesting of their Restricted Shares and full or pro rata vesting of their performance shares and performance units at up to 200% of target (and at not less than target). Under this scenario, Messrs. Fass, Foy, Miller, Lusardi and Chokel would have been entitled to receive up to $37,217,445, $24,162,231, $14,946,164, $14,891,351 and $11,936,258, respectively. These amounts value performance shares and performance units for the 2004 - 2006 performance cycle, which concluded on December 31, 2006, at 200% rather than at actual earned levels.

Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

The following table summarizes director compensation for 2006 (for directors other than Named Executive Officers):

Director	Fees Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (c) ($)	Total ($)
Raymond Barrette (d)	83,000	–	–	–	–	3,001,345	3,084,345
Bruce R. Berkowitz	215,000	–	–	–	–	–	215,000
Jack Byrne	324,000	–	–	–	–	10,674	334,674
Howard L. Clark, Jr.	165,000	–	–	–	–	–	165,000
Robert P. Cochran	189,000	–	–	–	–	–	189,000
Morgan W. Davis	54,000	–	–	–	–	245,376	299,376
A. Michael Frinquelli	156,000	–	–	–	–	–	156,000
George J. Gillespie, III	124,000	–	–	–	–	–	124,000
John D. Gillespie	128,000	4,249,832	–	–	–	12,867	4,390,699
Edith E. Holiday	175,000	–	–	–	–	–	175,000
Frank A. Olson (e)	20,000	–	–	–	–	–	20,000
Lowndes A. Smith	296,000	–	–	–	–	149,507	445,507
Allan L. Waters	159,000	–	–	–	–	79,973	238,973

(a)              Named Executive Officers do not receive any additional compensation for their role as a director. Each director is provided a $100,000 annual retainer. Additional retainers in the following amounts are provided to those directors serving in the following roles; Chairman ($200,000), Chairman of the Audit Committee ($100,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000). Retainers relate to the twelve-month period from May 2006 through April 2007, inclusive, and are typically pro-rated for partial year service. During 2006, each director also received $4,000 for each Board meeting and Board committee meeting attended.

(b)              Represents amounts recorded during 2006 as compensation expense under FAS 123(R) for outstanding performance shares awarded to Mr. Gillespie in 2004 while he was serving as President of WM Advisors. Pursuant to a consulting agreement between the Company and Prospector that became effective August 1, 2005, Mr. Gillespie’s 10,000 performance shares for the 2004-2006 performance cycle remained outstanding (and were paid in March 2007 in the amount of $9,459,318) and Prospector was awarded 7,000 performance shares for the 2005-2007 performance cycle and 8,400 performance shares for the 2006-2008 performance cycle. See “Transactions with Related Persons, Promoters and Certain Control Persons.”

(c)              All other compensation shown for Mr. Barrette includes: (i) $3,000,000 he received in connection with rejoining the Board in 2006 and which covered severance from his prior executive position with the Company and his execution of a standard release with non-compete and nonsolicitation provisions; and (ii) $1,345 for personal use of corporate aircraft (which is valued at White Mountains’ aggregate incremental operating cost). Amounts shown for Mr. Byrne and Mr. Gillespie represent personal use of corporate aircraft. Amounts shown for Mr. Davis include $106,992 in compensation paid to him as a director and President of ACIC and $138,384 in retainers and board fees paid to him as a director of OneBeacon and Esurance. Amounts shown for Messrs. Smith and Waters includes board fees and retainers paid to them as Chairman and a director of OneBeacon, respectively.

(d)              Mr. Barrette was elected Chairman and CEO of the Company in January 2007. As such, his service as a director during 2006 was as a non-management director.

(e)              Mr. Olson retired from the Board in February 2006.

Commencing May 2007, Board fees will remain unchanged except that Board and Board committee meeting fees, when such meetings are attended by telephone, will be reduced from $4,000 to $2,000 per meeting. In addition, all directors other than Named Executive Officers will receive an annual grant of 100 common shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Prospector

Mr. John Gillespie is the founder and Managing Member of Prospector. Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains (including, prior to the OB IPO, OneBeacon) and other clients of WM Advisors, including the defined benefit and defined contribution plans of OneBeacon. Pursuant to an investment management agreement with WM Advisors (the “WMA Agreement”), through March 1, 2006, Prospector charged WM Advisors fees based on the following schedule: 100 basis points on the first $200 million of assets under management; 50 basis points on the next $200 million; and 15 basis points on amounts over $400 million. Effective March 1, 2006, pursuant to an amendment to the WMA Agreement, Prospector charged WM Advisors fees based on the following schedule: 100 basis points on the first $200 million; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million. At December 31, 2006, Prospector managed approximately $1.2 billion of assets for WM Advisors under this arrangement.

Effective November 14, 2006, in connection with the OB IPO, OneBeacon entered into a separate investment management agreement with Prospector pursuant to which Prospector supervises and directs specified assets, primarily equity securities. Pursuant to this investment management agreement (the “OneBeacon Agreement”), Prospector charged OneBeacon fees based on the following schedule: 100 basis points on the first $200 million; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million. At December 31, 2006, Prospector managed approximately $1.1 billion of assets for OneBeacon under this arrangement.

During 2006, Prospector earned $9.0 million in fees pursuant to the WMA Agreement and $.5 million in fees pursuant to the OneBeacon Agreement.

Prospector also advises White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions. Pursuant to a Consulting Agreement for those services, Prospector was granted 8,000 performance shares for the 2007-2009 performance cycle, 8,400 performance shares for the 2006-2008 performance cycle and 7,000 performance shares for the 2005-2007 performance cycle. In accordance with the terms of the WTM Incentive Plan, performance against target governing the performance shares will be confirmed by the Compensation Committee of the Board following the end of each performance cycle and the number of performance shares actually awarded at that time will range from 0% to 200% of the target number granted. Unless and until the Consulting Agreement has been terminated, and subject to the approval of the Compensation Committee, at the beginning of each performance cycle Prospector is to be granted performance shares with a value of approximately $4.5 million. The Compensation Committee establishes the performance target for such performance shares.

Pursuant to a revenue sharing agreement, Prospector has agreed to pay White Mountains 6% of the revenues in excess of $500,000 of certain of Prospector’s funds in return for White Mountains having made a founding investment in 1997. White Mountains earned $.7 million during 2006 under this arrangement.

At December 31, 2006, White Mountains had $133.1 million invested in limited partnership investment interests managed by Prospector. In addition, Messrs. Barrette, George Gillespie and John Gillespie, each directors of the Company, owned limited partnership investment interests managed by Prospector as of such date.

FSA

In May 2006, White Mountains was required to sell its 1% economic interest in FSA back to FSA’s parent, Dexia S.A., at its fair value of $56.6 million. Mr. Cochran, a director of the Company, is Chairman and CEO of FSA.

Other relationships and transactions

Mr. Clark, a director of the Company, is Vice Chairman of Lehman. Lehman has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. During 2006, Lehman served as the Sole Book-Running Manager for the OneBeacon Offering. Also during 2006, Lehman served as a Joint Book-Running Manager for two new revolving credit facilities for the Company.

Mr. George Gillespie, a director of the Company, serves as Special Counsel to CS&M. CS&M has been retained by White Mountains from time to time to perform legal services. During 2006, among other services rendered, CS&M acted as White Mountains’ counsel for the OneBeacon Offering.

Mr. John Gillespie indirectly through general and limited partnership interests holds a 44% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”). Two of the Company’s indirect subsidiaries, OneBeacon Professional Partners (“OBPP”) and Folksamerica Specialty Underwriting, Inc. (“FSUI”), had previously borrowed approximately $8 million and $7 million, respectively, from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. Both loans were repaid in full during 2006. The loans were qualifying investments which generated tax credits to be shared equally between Fund III on the one hand and OBPP and FSUI on the other. As a result of his interest in Fund III, during 2006 Mr. Gillespie generated approximately $.3 million in such tax credits.

WM Advisors currently leases a building partially owned by Mr. John Gillespie and trusts for the benefit of members of his family (the “Gillespie Trusts”). For 2006, the rental payments attributable to Mr. Gillespie’s ownership in the building totalled approximately $26,000 and the rental payments attributable to the Gillespie Trusts’ ownership in the building totalled approximately $208,000. In addition, WM Advisors currently sublets a portion of the building it leases from the Gillespie Trusts to Prospector and, for 2006, Prospector paid WM Advisors $102,000.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors its deems appropriate, whether the proposed transaction is on terms no less favorable that terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

During 2006, the Audit Committee approved all related person transactions occurring since the beginning of the Company’s calendar year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to the common shares that may be issued under White Mountains’ existing incentive compensation plans. Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Board or a Committee of the Board. For that reason, these plans are listed in the Equity Compensation Plan Table below. Grants of phantom performance shares made under subsidiary incentive plans (which are payable in cash) and grants made under the OB Incentive Plan (which are payable in OneBeacon common shares) are excluded from this table.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			800,000	(c)
Performance shares	168,785	$0
Restricted Shares (a)	10,000	0
Incentive Options (b)	29,550	158.21

(a)             The outstanding Restricted Share award, which was granted in February 2004, fully vested in February 2007.

(b)            The Incentive Options were granted in 2000 at an exercise price equal to the underlying market value of common shares on the date of grant. The exercise price escalates on a straight-line basis by 6% per annum over their ten-year life. The weighted average price shown above represents the effective exercise price per Incentive Option at December 31, 2006.

(c)             Under NYSE rules, common shares remain available for issuance when the Company pays cash or establishes deferred compensation balances in the settlement of its performance share obligations (which is typically the case) rather than issuing common shares. However, the Compensation Committee has taken a more conservative approach by counting the number of performance shares granted at “target” against the WTM Incentive Plan inventory. Under the Company’s approach, as of March 30, 2007, 295,615 common shares remained available for grant at target under the WTM Incentive Plan, which would result in up to 591,230 common shares being issued.

AUDIT COMMITTEE REPORT

In connection with the audit of the Company’s financial statements for the year ended December 31, 2006, the Audit Committee has: (1) reviewed and discussed with management and PWC the Company’s audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PWC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PWC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PWC required by Independence Standards Board Statement No. 1 and discussed with PWC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PWC for services performed in 2006 and 2005 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2007 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm, PWC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”). In addition, PWC is responsible for expressing opinions on the effectiveness of the Company’s internal control over financial reporting and on management’s assessment thereon. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PWC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PWC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

March [29,] 2007

Lowndes A. Smith, Chairman

Bruce R. Berkowitz

Edith E. Holiday

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PWC. Annually, the Audit Committee receives and pre-approves a written report from PWC describing the elements expected to be performed in the course of its audit of the Company’s financials. All other audit, audit-related and non audit-related services rendered by PWC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with preapproved definitions of services that do not exceed per-project limits established by the Committee, provided that the Company’s General Auditor makes a full report of all services pre-approved by the policy at the next regularly scheduled meeting of the Committee.

It is the intent of the policy to assure that PWC’s performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services, fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.

All services performed by PWC during 2006 and 2005 were pre-approved in accordance with the policy described above.

The services performed by PWC in 2006 and 2005 are described below. PWC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PWC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PWC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PWC. The independence of PWC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PWC for professional services provided in 2006 and 2005:

	2006	2005
Audit Fees (a)	$4,567,460	$4,086,346
Audit-Related Fees (b)	1,070,212	516,364
Tax Fees (c)	1,401,935	1,986,921
All Other Fees (d)	3,707	0

(a)             The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, set forth in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements set forth in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries that are required by statute or regulation, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents and agreed upon procedures reports.

(b)            The fees in this category were for professional services rendered in connection with (1) consultations concerning financial accounting and reporting standards of transactions or events, (2) internal control reviews, (3) employee benefit plan audits, (4) due diligence services and (5) comfort letters.

(c)             The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)            The fees in this category were for access to PWC’s proprietary technical research tools.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2006 except for Mr. Davis who was late in filing his initial Form 3 upon being appointed a director of the Company.

PROPOSAL 2

ELECTION OF DIRECTORS OF
SIRIUS INTERNATIONAL

Bye-law 77 of the Company provides that the board of directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda or any other company designated by the Board, such as Sirius International, be elected by the Company’s Members.

Proposal 2 calls for the election of Messrs. Chokel (age 53), Jan A.M. Silverudd (age 41, by appointment of Sirius International’s employee union), Goran Thorstensson (age 60, President and CEO of Sirius International) and Waters to the board of directors of Sirius International. Proposal 2 also calls for the election of Mr. Eivor A. Peterson (age 52, by appointment of Sirius International’s employee union) to the board of directors of Sirius International as Mr. Silverudd’s alternate, should Mr. Silverudd be unable to serve for any reason.

None of the director nominees will receive any compensation for their services as a director of Sirius International.

The Board recommends a vote FOR Proposal 2 which calls for the election of the director nominees of Sirius International.

PROPOSAL 3

ELECTION OF DIRECTORS OF
FUND AMERICAN RE AND SCANDINAVIAN RE

Bye-law 77 of the Company provides that the board of directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda, such as Fund American Re and Scandinavian Re, or any other company designated by the Board, be elected by the Company’s Members.

Proposal 3 calls for the election of Messrs. Chokel, C. Russell Fletcher III (age 54, President and Chief Executive Officer of White Mountains Re Underwriting Services Ltd., a wholly-owned subsidiary of the Company), Thorstensson and Waters to the boards of directors of Fund American Re and Scandinavian Re.

None of the director nominees will receive any compensation for their services as a director of Fund American Re and Scandinavian Re.

The Board recommends a vote FOR Proposal 3 which calls for the election of the director nominees of Fund American Re and Scandinavian Re.

PROPOSAL 4

ELECTION OF DIRECTORS OF
WM LIFE RE

Bye-law 77 of the Company provides that the boards of directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as WM Life Re, or any other company designated by the Board, be elected by the Company’s Members. WM Life Re was formed to pursue opportunities in life reinsurance.

Proposal 4 calls for the election of Messrs. Barrette, Dennis P. Beaulieu (age 59, the Company’s Corporate Secretary), Fletcher and Foy (age 40) to the board of directors of WM Life Re. None of the director nominees will receive any compensation for their services as a director of WM Life Re.

The Board recommends a vote FOR Proposal 4 which calls for the election of the director nominees of WM Life Re.

PROPOSAL 5

ELECTION OF DIRECTORS OF
GALILEO

Bye-law 77 of the Company provides that the boards of directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as Galileo, or any other company designated by the Board, be elected by the Company’s Members. Galileo was formed to pursue opportunities in weather risk management.

Proposal 5 calls for the election of Messrs. Lusardi (age 50), Beaulieu, Fletcher and Foy to the board of directors of Galileo. None of the director nominees will receive any compensation for their services as a director of Galileo.

The Board recommends a vote FOR Proposal 5 which calls for the election of the director nominees of Galileo.

PROPOSAL 6

ELECTION OF DIRECTORS OF
ANY NEW NON-UNITED STATES OPERATING SUBSIDIARIES

Bye-law 77 of the Company provides that the boards of directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, or any other company designated by the Board, be elected by the Company’s Members.

Proposal 6 calls for the election of Messrs. Barrette, Beaulieu, Fletcher and Foy to the board of directors of any wholly-owned, non-United States operating subsidiary that may be formed by the Company in the future. None of the nominees will receive any compensation for their services as a director of any such company.

The Board recommends a vote FOR Proposal 6 which calls for the election of the director nominees of any new non-United States operating subsidiaries.

PROPOSAL 7

AMENDMENT TO THE COMPANY’S BYE-LAWS

Bye-law 77 specifies that directors of any non-US insurance operating subsidiary be elected by the Company’s Members. The proposed amendment gives the Board the authority to appoint or remove a director from a non-US insurance operating subsidiary board between annual general meetings of Members thereby eliminating the need to call a special meeting of Members later if the appointment or removal of a director becomes necessary (e.g., to comply with the laws of the jurisdiction in which the subsidiary is organized).

The form of Bye-law 77, as proposed to be amended, follows:

“With respect to any subsidiary of the Company designated by the Board (a “Designated Company”), (i) the Members of the Company by resolution in general meeting shall designate the persons who are to be elected pursuant to this Bye-law 77 as the board of directors of each such Designated Company (the “Designated Company Directors”) and (ii) the Members of the Company by resolution in general meeting shall designate the persons who are to be removed pursuant to this Bye-law 77 as directors of such Designated Company (the “Removed Designated Company Directors”).

If the need for the appointment or removal of a director (including the requirement to appoint or remove directors to comply with the laws of the jurisdiction in which such Designated Company is organized) of a Designated Company arises between annual general meetings of the Members, such action shall be taken on an interim basis (A) by appointment or removal by the existing Designated Company Directors of such Designated Company or (B) if such appointment or removal is not possible by such Designated Company Directors, then by the Board acting on behalf of the Company.

Notwithstanding the general authority set out in Bye-law 2(1), the Board shall cause the Company to vote all shares owned by the Company in each Designated Company, or if such shares are owned by a subsidiary of the Company, the Board shall cause such subsidiary to vote such shares to elect the Designated Company Directors as the directors of such Designated Company and to remove the Removed Designated Company Directors as directors of such Designated Company. The Company shall take such other actions as are necessary to effectuate or implement this Bye-law 77.”

The Board recommends a vote FOR Proposal 7 approving the amendment to the Company’s Bye-Laws.

PROPOSAL 8

APPROVAL OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to Member approval, the Audit Committee of the Board has appointed PWC as the Company’s independent registered public accounting firm for 2007. Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PWC in connection with its service. Representatives from PWC will attend the 2007 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

PWC has served as the Company’s independent registered public accounting firm for the past 7 years.

The Board recommends a vote FOR Proposal 8 approving the appointment of PWC as the Company’s Independent Registered Public Accounting Firm for 2007.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2007 Annual Meeting.

Votes Required for Approval

The proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2007 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023, has been appointed as Inspectors of Election for the 2007 Annual Meeting. Representatives of Computershare will attend the 2007 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, telegram or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

The Company may have delivered only one copy of this document to two or more Members who share an address. Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board. Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., The Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda, telephone number (441) 278-3160. Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Offices of the Company

The Company’s headquarters is located at The Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda, its principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755 and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Members for the 2008 Annual Meeting of Members

Member proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 8) must be received in writing by the Secretary of the Company no later than Monday, December 3, 2007 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2008.

By Order of the Board of Directors,

Dennis P. Beaulieu, Corporate Secretary

March [29,] 2007

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Annual Meeting Proxy Card

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual General Meeting of Members to be Held on May 24, 2007

The undersigned hereby appoints Raymond Barrette and Robert P. Cochran, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2007 Annual General Meeting of Members to be held Thursday, May 24, 2007, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card.  If no directions are given, the proxies will be voted FOR the Election of the Company’s Directors, FOR the Election of Directors of Sirius International Insurance Corporation, FOR the Election of Directors of Fund American Reinsurance Company, Ltd. and Scandinavian Reinsurance Company Ltd., FOR the Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd., FOR the Election of Directors of Galileo Weather Risk Management Ltd., FOR the Election of Directors of any new non-United States operating subsidiary, FOR the Amendment to the Company’s Bye-laws, FOR the Appointment of the Company’s Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting.

Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 43101, Providence, RI 02940-5067.

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Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

A Issues

4. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd.
1.	Election of Class I Directors to a term ending in 2010 and a Class II Director to a term ending in 2008.					For	Withhold

		For	Withhold		01 - Raymond Barrette	☐	☐
	01 - Bruce R. Berkowitz	☐	☐		02 - Dennis P. Beaulieu	☐	☐
	02 - Morgan W. Davis	☐	☐		03 - C. Russell Fletcher	☐	☐
	03 - Edith E. Holiday	☐	☐		04 - David T. Foy	☐	☐
	04 - Lowndes A. Smith	☐	☐	5. Election of Directors of Galileo Weather Risk Management Ltd.
						For	Withhold
	05 - Raymond Barrette	☐	☐		01 - Robert R. Lusardi	☐	☐
2.	Election of Directors of Sirius International Insurance Corporation				02 - Dennis P. Beaulieu	☐	☐
		For	Withhold
	01 - Charles B. Chokel	☐	☐		03 - C. Russell Fletcher	☐	☐
	02 - Jan A.M. Silverudd	☐	☐		04 - David T. Foy	☐	☐
	03 - Göran Thorstensson	☐	☐	6. Election of Directors of any new non-United States operating subsidiary.
						For	Withhold
	04 - Allan L. Waters	☐	☐		01 - Raymond Barrette	☐	☐
3.	Election of Directors of Fund American Reinsurance Company, Ltd.				02 - Dennis P. Beaulieu	☐	☐
and Scandinavian Reinsurance Company Ltd.
	01 - Charles B. Chokel	For ☐	Withhold ☐		03 - C. Russell Fletcher	☐	☐
	02 - C. Russell Fletcher	☐	☐		04 - David T. Foy	☐	☐
	03 - Göran Thorstensson	☐	☐	7. Amendment to the Company’s Bye-laws				For ☐	Against ☐	Abstain ☐
	04 - Allan L. Waters	☐	☐	8.	Appointment of Independent Registered Public			☐	☐	☐
Accounting Firm

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures - Sign Here - This Section must be completed for your instructions to be executed.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.				Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
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